CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-92427, 333-15307, 333-15311) pertaining to the VSE
Corporation Employee ESOP/401(k) Plan of our report dated June 21, 2002, with respect to the financial statements and schedule of the VSE Corporation Employee ESOP/401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 27, 2001.


McLean, Virginia
June 21, 2002